Exhibit 18

ACNB Corporation

Gettysburg, Pennsylvania

We have audited the consolidated statements of condition of ACNB Corporation and Subsidiaries (the “Corporation”) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and have issued our report thereon dated March 12, 2012.  The aforementioned consolidated financial statements and our report thereon are included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2011.

As stated in Note A to those consolidated financial statements, the Corporation most recently tested goodwill for impairment as of December 31, 2011.  As stated in Note 6, during the quarter ended June 30, 2012, the Corporation changed its method of applying ASC 350 such that the annual impairment testing date relating to goodwill will be changed from December 31st to October 1st and states that the newly adopted accounting principle is preferable in the circumstances because it will allow the Corporation more time to accurately complete its impairment testing process in order to incorporate the results in its annual consolidated financial statements and timely file those statements with the Securities and Exchange Commission in accordance with its accelerated filing requirements.  In accordance with your request, we have reviewed and discussed with the Corporation’s management the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the perferability of one acceptable method of accounting over another acceptable method.  However, for purposes of the Corporation’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that they newly adopted method of accounting is preferable in the Corporation’s circumstances.

ParenteBeard LLC

Harrisburg, Pennsylvania

August 3, 2012